Exhibit 10.33

MANUFACTURING SERVICES AGREEMENT

Among

NABI BIOPHARMACEUTICALS,

BIOTEST PHARMACEUTICALS CORPORATION

And

BIOTEST AG

Exhibit A	Products
Exhibit B	Manufacturing Cost Classification
Appendix 1-1	Initial Scope
Appendix 2	Pre-Approved Subcontractors

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MANUFACTURING SERVICES AGREEMENT

This MANUFACTURING SERVICES AGREEMENT, effective as of December 4, 2007 (the “Effective Date”), is entered into by and among NABI BIOPHARMACEUTICALS, a Delaware corporation (“Nabi”), having its principal place of business at 12276 Wilkins Avenue, Rockville, MD 20852, BIOTEST PHARMACEUTICALS CORPORATION, a Delaware corporation (“Biotest”), having its principal place of business at 5800 Park of Commerce Boulevard, Boca Raton, Florida 33487, and solely for purposes of Section 23(k), BIOTEST AG, a company organized under the laws of Germany (“Biotest AG”, and with Nabi and Biotest, each a “Party”, and collectively the “Parties”).

WHEREAS, on September 11, 2007, Nabi, Biotest and Biotest AG, entered into that certain Asset Purchase Agreement (the “Asset Purchase Agreement”), pursuant to which, simultaneously herewith, Biotest is purchasing assets used in, necessary for or related to Nabi’s biologics strategic business unit, including Nabi’s vaccine manufacturing facility located in Boca Raton, Florida (the “Facility”), as and to the extent set forth in the Asset Purchase Agreement;

WHEREAS, Nabi now desires Biotest to perform certain manufacturing services previously performed by Nabi at the Facility and to perform additional manufacturing services at the Facility in accordance with the terms of this Agreement and any executed Scope (as hereinafter defined), and Biotest desires to perform such services on behalf of Nabi;

WHEREAS, Nabi also desires that, upon the request of Nabi, Biotest transfer to Nabi, a Nabi Affiliate or a to-be-identified Third Party manufacturer certain materials and information related to the Products, Program and Process to enable Nabi or such third-party manufacturer to perform the manufacturing services performed hereunder by Biotest;

NOW, THEREFORE, in consideration of the above statements and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto agree as follows:

1. DEFINITIONS.

Terms defined elsewhere in this Agreement shall have the meanings set forth therein for all purposes of this Agreement unless otherwise specified to the contrary. The following terms shall have the meanings set forth below in this Section 1:

“Action” means any claim, action, suit, arbitration, inquiry, audit, proceeding or investigation by or before any Governmental Authority, arbitrator or arbitral panel.

“Affiliate(s)” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, a Person shall be deemed, in any event, to “control” another Person if it owns or controls, directly or indirectly, more than twenty-five percent (25%) of the voting equity securities of the other Person.

“Agreement” means this document as signed by the Parties including the Scope and any referenced attachments and any amendments to this document.

“Batch” means a Lot of Drug Substance.

“Batch Record” means a complete manufacturing record for a Batch generated by Biotest in the same manner as generated by Nabi prior to the Effective Date or approved by Nabi and made concurrently with the performance of each step of the production process for the Drug Substance, Drug Substance testing, and Lot release data, such that successive steps in such processes may be traced.

“Binding Portion” has the meaning set forth in Sections 2(b)(i), 2(b)(ii) and 2(c)(i).

“Biotest Confidential Information” means any information, business, technical or financial data related to a Program that is provided by Biotest to Nabi.

“Biotest Indemnitees” has the meaning set forth in Section 18(b).

“Biotest IP” has the meaning set forth in Section 12(a).

“Biotest Program Manufacturing Know-How” has the meaning set forth in Section 12(a).

“Biotest SOP” means the written standard operating procedures (SOPs) and methods of Biotest, as the same may be amended, in Biotest’s sole discretion, from time to time with reasonable prior notice to Nabi, but in any event, such SOPs will comply with all applicable laws in the United States.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday under the laws of the State of New York.

“Certificate of Analysis” means a document signed by an authorized representative of Biotest, describing the Specifications for, and testing methods applied to, any Drug Substance, samples or other Materials, and the results thereof.

“cGMP” means current good manufacturing practices, as specified in regulations promulgated from time to time by the FDA for the manufacture and testing of pharmaceutical products.

“Claim” means any claim, complaint, charge, action, proceeding, dispute, investigation, lawsuit, demand or assessment.

“Debarred Entity” means an entity that has been debarred by the FDA pursuant to 21 U.S.C. § 335(a) or (b).

“Debarred Individual” means an individual that has been debarred by the FDA pursuant to 21 U.S.C. § 335(a) or (b).

“Drug Product” means the final dosage form pharmaceutical product containing Drug Substance that Nabi or its Affiliates will use for clinical trials or for commercial supply, as applicable.

“Drug Substance” is any bulk purified Product produced using the Materials and the Process.

“Facility” has the meaning provided in the Recitals.

“FDA” means the United States Food and Drug Administration, or any successor agency thereto.

“GAAP” means United States generally accepted accounting principles as in effect as of the Effective Date.

“Losses” means, with respect to any Claim, all losses, expenses, obligations and other liabilities or other damages (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation).

“Lot” means the Drug Substance produced in a single Production Run of the size specified in the applicable Scope with respect to the particular Drug Substance, which may be contained in one or more containers thereof.

“Materials” means any item necessary to produce Drug Substance using the Process other than the technical information and intellectual property provided by Nabi pursuant to Sections 4(a) and 4(b).

“Modification” has the meaning set forth in Section 9.

“Nabi Confidential Information” means any information, business, technical or financial data related to a Program that is provided by Nabi to Biotest.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust or joint venture, or a governmental agency or political subdivision thereof.

“Process” means (i) the production methods, purification processes and other know-how as provided by Nabi for use by Biotest in the manufacture of Drug Substance, and (ii) any modifications, enhancements or improvements to such methods or processes that may be made by Biotest, its employees, agents, consultants or contractors, solely or jointly with Nabi, from time-to-time that are generated by Biotest as a result of performing the activities described in this Agreement (though Biotest will promptly notify Nabi of, and obtain consent of Nabi for, any material modifications, enhancements or improvements).

“Process Consumables” means raw materials, filters, membranes, disposable analytical test kits, tubing, filling needles, disposable bags, disposable glass/plasticware, cleaning supplies and other changeover parts consumed during the manufacture of Drug Substance.

“Product” means any of the biopharmaceutical products described on Exhibit A.

“Product-Dedicated Equipment” means equipment, if any, that is acquired by Biotest after the Effective Date with Nabi’s approval and at Nabi’s sole expense, in accordance with this Agreement, to be used by Biotest solely for the manufacture of Drug Substance pursuant to a Scope under this Agreement.

“Product Invention” means any improvement or invention relating to a Product that is discovered by Biotest, its employees, agents, consultants or contractors, solely or jointly with Nabi, solely in connection with the activities described in this Agreement.

“Production Run” means a full production of a Product pursuant to a Program, from fermentation through Drug Substance.

“Program” means the services to be performed by Biotest for Nabi as described in a particular Scope.

“Quality Agreement” has the meaning set forth in Section 3(c).

“Representatives” means, with respect to any Person, the directors, officers, managers, employees, independent contractors, agents or consultants of such Person.

“Scope” means a detailed scope-of-work document entered into by the Parties for the performance by Biotest of certain services on behalf of Nabi relating to Drug Substance, which shall be governed by, made part of, and be subject to this Agreement as an appendix hereof.

“Specification” means the requirements for tests, analysis, test procedures and acceptable test results to which Drug Substance, raw materials and excipients shall conform as set forth in a Scope, as amended from time-to-time by mutual consent of the Parties, which consent shall not be unreasonably withheld.

“Third Party” means any Person other than Nabi, Biotest and their respective Affiliates.

2. SCOPE OF WORK; ORDERS FOR PRODUCTS.

(a) Scopes. From time to time, the Parties will prepare and enter into detailed Scopes for a Program. The Scopes shall be prepared by Nabi with Biotest’s cooperation and shall be subject to the final approval of Biotest, which shall not be unreasonably withheld, and shall be attached as an Appendix 1 to this Agreement. The first Scope document (“Scope #1”) shall be delivered to Biotest within thirty (30) days following the Effective Date and shall be attached hereto as Appendix 1-1. Each additional Scope, if any, shall be sequentially numbered (i.e., Scope #2, Scope #3, etc.) and shall be attached as an additional appendix and numbered as follows: Appendix 1-2, Appendix 1-3, etc.; provided, however, that no additional Scopes shall be executed within the first twelve (12) calendar months following the Effective Date. Biotest will perform the services for Nabi in accordance with each executed Scope. Each Scope will specify the relevant Products, Program design, estimated duration of a Program and Production Runs, and all other matters pertinent to completion of such Program, and will be deemed to be a part of this Agreement and incorporated herein by reference. Any Scope may be amended from time-to-time with the mutual agreement of the Parties as described in Section 9. To the extent that any provision of this Agreement conflicts with a Scope, the terms and provisions of the applicable Scope will apply with respect to the subject matter contained within such Scope.

(b) Forecasts and Purchase Orders. During the Term the parties will undertake the following procedures with respect to submitting forecasts and purchase orders for Production Runs under a Scope:

(i) Scope #1 Forecast and Related Purchase Orders. Nabi will include as part of Scope #1 Nabi’s proposed forecast for the first twelve (12) calendar months of Drug Substance to be manufactured under Scope #1 (the “Scope #1 Forecast”), which Scope #1 Forecast shall include all Production Runs scheduled to take place in the first twelve (12) calendar months following the Effective Date. Within ten (10) calendar days after delivery of Scope #1, (A) Biotest shall provide to Nabi a written price quote for Scope #1 setting forth Service Fees calculated as provided in Section 8 (“Fee Quote”) and (B) Nabi and Biotest will work together to establish a mutually agreeable Scope #1 Forecast, based on the quoted Service Fees, for the first twelve (12) calendar months following delivery of Scope #1. Within ten (10) calendar days of issuance of the agreed upon Scope #1 Forecast, Nabi will submit to Biotest a binding purchase order for all Production Runs scheduled to take place during the first three (3) calendar months of the Scope #1 Forecast. Nabi and Biotest will meet once per month to discuss the schedule and agree upon any necessary changes. No later than the fifteenth (15th) day of each calendar month, an additional forecast month will be agreed upon and added in order to provide a rolling twelve (12) month forecast. Each Party agrees to use reasonable efforts to agree upon each additional forecast month and, upon a failure to agree, Nabi will determine such additional month’s forecast. In the event of a failure of the parties to meet and agree on an additional forecast month, the then fourth (4th) month of the current forecast will not become a Binding Portion (as defined below) until ten (10) calendar days after Nabi receives written notice from Biotest that such month’s forecast will become a Binding Portion at such time, in order to provide Nabi with an opportunity to alter such forecast month, subject to Section 2(c) below. Biotest shall notify Nabi in writing Nabi will submit to Biotest additional binding purchase orders, on a monthly basis no later than the fifteenth (15th) day of the calendar month, for Production Runs scheduled to occur on the current forecast within the next three (3) calendar months, provided the purchase orders covering such Production Runs have not been canceled as permitted by Section 22 of this Agreement. Each subsequently submitted purchase order shall include Production Runs scheduled to take place during the three (3) calendar months following the month in which it is submitted. Such three (3) calendar month period of any Forecast following the month in which a purchase order is submitted is referred to hereinafter as a “Binding Portion” of each Forecast.

(ii) Forecasts and Purchase Orders for Subsequent Scopes. Included in each subsequent Scope will be Nabi’s written forecast for the first twelve (12) calendar months of Drug Substance to be manufactured under such Scope (a “Scope Forecast”). No subsequent Scope will be executed within the first twelve (12) months following the Effective Date. Within ten (10) calendar days of the date of agreement by the Parties on such Scope, (A) Biotest shall provide to Nabi a Fee Quote for such Scope and (B) Nabi and Biotest will work together to establish a mutually agreeable Scope Forecast based on the quoted Service Fees for the first twelve (12) calendar months following delivery of such Scope. Within ten calendar (10) days of issuance of the agreed upon Scope Forecast, Nabi will submit to Biotest a binding purchase order for all Production Runs scheduled to take place during the first three (3) calendar months of such Scope Forecast. Nabi and Biotest will meet once per month to discuss the schedule and agree upon any necessary changes. No later than the fifteenth (15th) day of each calendar month, an additional forecast month will be added in order to provide a rolling twelve (12) month forecast. Each Party agrees to use reasonable efforts to agree upon each additional forecast month and, upon a failure to agree, Nabi will determine such additional month’s forecast. In the event of a failure of the parties to meet and agree on an additional forecast month, the then fourth (4th) month of the current forecast will not become a Binding Portion (as defined below) until ten (10) calendar days after Nabi receives written notice from Biotest that such month’s forecast will become a Binding Portion at such time, in order to provide Nabi with an opportunity to alter such forecast month, subject to Section 2(c) below. Nabi will submit to Biotest additional binding purchase orders, on a monthly basis, no later than the fifteenth (15th) day of the calendar month, for additional Production Runs scheduled to occur on the current forecast within the next three (3) calendar months, provided the purchase orders covering such Production Runs have not been canceled as permitted by Section 22 of this Agreement. Each subsequently submitted purchase order shall include Production Runs scheduled to take place during the three (3) calendar months following the month in which it is submitted. Such three (3) calendar month period of any Forecast following the month in which a purchase order is submitted is referred to hereinafter as a “Binding Portion” of each Forecast.

(c) Binding Purchase Orders.

(i) If, in any rolling twelve (12) month forecast provided under Scope #1 or any subsequent Scope, no Drug Substance is forecast to be manufactured in any of the fourth (4th), fifth (5th) and sixth (6th) months of such rolling twelve (12) month forecast, then such forecast of Drug Substance for such fourth (4th), fifth (5th) and sixth (6th) months shall be firm and binding on Biotest and Nabi, and constitute a Binding Portion of such Forecast. Each rolling twelve (12) month forecast. Each subsequent rolling twelve (12) month forecast delivered under Scope #1 and any subsequent Scope shall continue to reflect, without alteration, any Binding Portions of any forecast amounts of Drug Substance.

(ii) During the term of this Agreement, if the aggregate number of Production Runs for any three (3) calendar month period in any rolling twelve (12) month forecast increases the forecast number of Production Runs for such three (3) calendar month period from any prior rolling twelve (12) month forecast by more than two (2) Production Runs over such three (3) calendar month period; Biotest shall not be obligated to complete such excess Production Runs beyond such two (2) additional Production Runs, but may complete such excess Production Runs beyond such two (2) additional Production Runs in Biotest’s sole discretion.

(iii) Nabi may notify Biotest at any time in writing of an increase or decrease in any forecast other than any Binding Portion of any forecast and such increase or decrease shall be binding on the parties subject to, in the case of an increase, the limitation in Section 2(c)(ii) above, and in the case of a decrease, that for any three (3) calendar month period in any rolling twelve (12) month forecast, other than a termination pursuant to Section 22, Nabi may only decrease the forecast number of Production Runs for any three (3) calendar month period from any prior rolling twelve (12) month forecast by no more than two (2) Production Runs over such three (3) calendar month period.

(iv) The forecast number of Production Runs for any Binding Portion in any rolling twelve (12) month forecast shall not deviate whatsoever from the forecast number of Production Runs set forth for such Binding Portion in the immediately preceding rolling twelve (12) month forecast. If Nabi fails to order at least the number of Production Runs forecast in any Binding Portion, then Nabi shall be obligated to compensate Biotest for such shortfall in accordance with the Service Fees set forth in the applicable Scope.

(iv) The Service Fees for any purchase order for Production Runs shall be determined in accordance with, and shall be payable at the times set forth in, Section 8 of this Agreement.

(d) Program Development. The Parties shall consult in developing a Program design in a manner consistent with United States regulatory guidelines, including cGMP. Biotest does not represent or warrant that any Program and/or any Program results will result in obtaining marketing approval for the Drug Substance or Drug Product at the time of submission of a Program’s results to such agencies.

(e) Nabi Technical Information. Biotest’s performance of a Program will be based on Biotest SOP and technical information provided by or for Nabi. This information will be incorporated into Program documents (Batch Records, Specifications, etc.) that will be approved by Nabi prior to use by Biotest. The Parties agree that these Program documents will form the sole basis upon which manufacturing runs will be performed.

(f) Ongoing Meetings. In addition to routine Program meetings, senior representatives of the Parties shall meet on an occasional basis or as necessary, the first meeting being no later than one (1) month from the effective date of a particular Scope, to review progress of a Program relative to the Scope and to agree on any necessary changes to the Scope. Any disagreement between the Parties concerning a Scope (including, without limitation, the failure of the Parties to agree upon any necessary changes to the Scope) shall be resolved in accordance with the dispute-resolution procedures set forth in Section 17 hereof.

(g) Allocation of Manufacturing Capacity. Biotest will allocate fifty percent (50%) of its vaccine manufacturing capacity in the Facility, calculated on an average monthly basis, to the production of the Products, provided that the specific elements (e.g., scheduling of specific manufacturing functions and processes) of such allocation will be set forth in the Scopes.

3. PROGRAM PERFORMANCE.

(a) Subject to Section 2(f), Biotest shall provide the Facility, Materials and staff necessary to complete a Program as provided in a particular Scope, as it may be modified as provided herein, in accordance with the terms of this Agreement.

(b) Biotest will appoint a Biotest representative (the “Program Manager”) to be responsible for oversight of a Program pursuant to a Scope by Biotest. The Program Manager will coordinate performance of a Program with a representative designated by Nabi (the “Nabi Representative”), which representative shall have responsibility over all matters relating to performance of a Program on behalf of Nabi. Unless otherwise agreed in a Scope, or mutually agreed to by the Parties, all communications between Biotest and Nabi regarding the conduct of a Program pursuant to a Scope shall be addressed to or routed through the Program Manager and Nabi Representative. Biotest may, at its option, substitute the Program Manager during the course of a Program, on the condition that the substitute Program Manager is reasonably acceptable to Nabi, which acceptance will not be unreasonably withheld, delayed or conditioned. Nabi may, at its option, substitute the Nabi Representative during the course of a Program.

(c) The parties have prepared and executed a detailed document (“Quality Agreement”) specifying the quality and regulatory procedures and responsibilities of the parties hereunder with respect to the manufacture of Drug Substance.

(d) Biotest shall produce Drug Substance in accordance with the applicable Scope and use commercially reasonable efforts to cooperate with Nabi or its contractor in connection with filling and finishing of the Product.

4. PROGRAM MATERIALS.

(a) Under any Scope, Nabi is responsible for providing Biotest with reference standards as necessary to perform the Program as specified in a particular Scope, as well as all documentation and such other data (including any necessary Process documentation) as may be necessary for Biotest to perform a Program as specified in a particular Scope and to apprise Biotest of the stability of the Process characteristics, proper storage, and manufacturing and safety requirements including, without limitation, the Certificate of Analysis and/or Material Safety Data Sheet, if applicable, relating to a Drug Substance and reference standards as specified in a relevant Scope.

(b) Nabi hereby grants to Biotest a non-exclusive, royalty-free license, with no right to grant sublicenses other than to permitted subcontractors, of any intellectual property of Nabi or its Affiliates necessary for the manufacture of Drug Substance under this Agreement, including but not limited to the Process, and the provision of any other products or services required under this Agreement. Such license is limited and is exclusively for the purpose of the manufacturing of Drug Substance hereunder at the Facility and the provision of any other products or services required under this Agreement, and shall terminate automatically and without further action by the Parties on the termination of this Agreement.

(c) Nabi shall supply to Biotest, in a timely manner and at no charge to Biotest, sufficient quantities of hapten for use in and completion of a Program and each manufacturing run. Biotest shall procure, subject to Section 8(c) and expect as otherwise set forth herein, all Materials, including Process Consumables, necessary for use in and completion of a Program and each manufacturing run all of which will comply with the Specifications; provided however, that until a Drug Substance has been through at least three (3) at scale Production Runs , the resulting Batch is required to comply with the Batch Records, Process, and Biotest SOPs only and shall not be required to comply with the Specifications applicable thereto. Only after a Drug Substance has completed three (3) at scale Production Runs must the resulting Batch comply with the applicable Specifications.

(d) Upon completion of each Program and/or termination of this Agreement, (i) unless otherwise agreed in writing by the Parties, the applicable Product-Dedicated Equipment will be returned to Nabi or its designee, at Nabi’s expense and (ii) any remaining samples, Materials, Drug Product or Drug Substance, or other substances, documentation or data provided to Biotest or produced by Biotest under this Agreement and solely related to the applicable Drug Product or Drug Substance will be delivered, at Nabi’s request, to Nabi or its designee, or, if not so requested by Nabi, either retained by Biotest in compliance with applicable regulatory requirements or destroyed/disposed of by Biotest, in Biotest’s discretion.

5. USE OF SUBCONTRACTORS.

(a) Biotest reserves the right to employ subcontractors from time-to-time to undertake certain activities related to a Program. All such subcontractors will be pre-approved by Nabi, such approval not to be unreasonably withheld or delayed. All approved subcontractors for a Program will perform services under a separate written agreement. A list of the pre-approved subcontractors as of the Effective Date is attached hereto as Appendix 2. Biotest will ensure that each written agreement with a subcontractor for a Program contains (i) obligations of confidentiality and non-use consistent with Section 10 of the Agreement, (ii) obligations regarding compliance with laws consistent with Sections 19(h), 19(i) and any Scope-specific terms which are mutually agreed to by the Parties in writing, and (iii) assignments, licenses or similar transfers of intellectual property rights to the extent any intellectual property rights are vested in the subcontractor as a result of performing services for Nabi, in each case for the benefit of Nabi (or for the benefit of Biotest, subject to Section 12). If Biotest’s written agreements with its subcontractors do not contain these provisions or Biotest is not able to obtain written agreements, then Biotest will notify Nabi prior to commencing work with that subcontractor and Biotest will not commence work with that subcontractor for a Program until Nabi provides its consent. Nabi will be responsible for delays to the performance of a Program resulting from Nabi unreasonably delaying, conditioning or hindering this consent. No subcontracting arrangement will relieve Biotest of its obligations under this Agreement, and Biotest shall remain primarily liable for the performance of all obligations delegated to any subcontractor, provided, however, that if a subcontractor agrees in writing that Nabi is and shall be a Third Party beneficiary of the applicable service agreement(s) between Biotest and such subcontractor, with full right of enforcement, then Biotest shall not be liable for any breach of this Agreement caused by subcontractor.

(b) Biotest will not be held responsible or liable for the performance of any Third Party retained directly by Nabi or its Affiliates to perform services related to a Program, including, without limitation, any distributors, consultants and testing entities.

6. COMPLIANCE WITH GOVERNMENT REGULATIONS.

(a) Biotest will perform each Program in accordance with each applicable Scope. Biotest will comply with applicable government regulatory requirements concerning cGMP appropriate to a particular Program.

(b) Should such government regulatory requirements concerning cGMP applicable to a Program be changed or Nabi require Biotest to comply with regulatory requirements other than those of the United States or states in the European Union, Biotest will comply with the new requirements or foreign requirements, as applicable, subject to the remaining terms of this Section 6(b). In the event that compliance with such new or foreign regulatory requirements necessitates, in the reasonable discretion of Biotest, a change in the Scope or a Program or the cost of the products or services provided by Biotest, Biotest will submit to Nabi a revised technical and cost estimate proposal for Nabi’s acceptance. Unless the parties agree to a revised Scope or Program or cost estimate, as the case may be, Biotest will not be obligated to continue to perform the Scope or a Program or provide such products or services as Nabi has requested that it be revised.

7. RESIDUAL ACTIVITIES.

Biotest will complete scheduled residual activities as requested by Nabi relating to two (2) NicVAX Drug Substance Batches. Such activities shall be performed by Biotest without charge and in a manner consistent with Nabi’s SOPs and practices prevailing prior to the Effective Date.

8. COMPENSATION.

(a) Biotest shall be paid service fees (the “Service Fees”) to perform the services set forth in each Scope, in an amount equal to Biotest’s cost to manufacture the Drug Substance as described in such Scope, calculated in accordance with GAAP in substantially the same manner as calculated by Nabi prior the Effective Date, in accordance with the manufacturing cost classification as outlined in Exhibit B, which exhibit shall be prepared by the Parties within thirty (30) days of the Effective Date, but specifically excluding depreciation, amortization and other non-cash items. The parties shall refer to the manufacturing cost classification, set forth in Exhibit B, for an example of the manner in which the manufacturing costs are to be calculated hereunder.

(b) The Parties shall agree on estimated Service Fees for each Production Run in each Scope, provided that any estimate of Service Fees, to the extent made in good faith, will not be binding for any purpose, and Biotest shall be relieved of its obligations hereunder with respect to such Production Run in the event of failure of the Parties to agree thereon.

(c) In the event that the Parties agree that the existing equipment is insufficient to produce the Products without further investment and efforts in process development, Biotest will acquire, at Nabi’s sole cost and expense and after Nabi’s prior written approval, any additional equipment necessary to produce the Products in accordance with a Program. In the event that Nabi does not approve of such acquisition of additional equipment, Biotest shall have no obligation to produce Products with the existing equipment that the Parties agree is insufficient. Any portion of the cost of any Product-Dedicated Equipment purchased for such Program will be included in the Service Fee.

(d) Payments shall be made to an account designated by Biotest and are due thirty (30) days from the date of receipt of invoice, except that the Service Fees’ payments are due at the times indicated in the relevant Scope. Late payments are subject to an interest charge of one percent (1%) per month.

(e) No more than once every twelve (12) months and no later than sixteen (16) months after receipt by Nabi of the relevant invoice, Biotest shall permit an independent auditor appointed by Nabi, and reasonably acceptable to Biotest, to conduct an audit of Biotest’s applicable books and records relating to costs to manufacture Drug Substance for the sole purpose of determining whether the correct Service Fees have been charged to or paid by Nabi hereunder. The audits must be conducted upon reasonable advance notice during the regular business hours and in a manner not to interfere unduly with Biotest’s operations. If any audit of Biotest’s invoices or other records reveals any variance from any invoice to Nabi, Biotest shall immediately refund any excess payment received from Nabi. In addition, if any audit reveals that Nabi has been overcharged by more than three percent (3%) for the period audited, Biotest shall bear the reasonable-costs and expenses of the independent auditor incurred in conducting the audit. Otherwise, Nabi shall bear all costs and expenses of such audit.

9. CHANGE ORDERS.

(a) In the event that the Parties’ expectations regarding Scope and Program design and objectives, timing, capital expenditure requirements, if any, and other matters relating to the completion of a Program as set forth in a Scope change in any material respect due to events outside the reasonable control of the Parties, including, without limitation, the events described in Section 20 or changes to any applicable laws, rules or regulations, such that such Program’s objectives cannot be achieved based on such expectations (each being, a “Modification”), then the Scope may be amended as provided in subsection (b) of this Section 9.

(b) In the event a Modification is identified by Nabi or by Biotest, the identifying Party shall notify the other Party as soon as is reasonably possible. The identifying Party shall provide the other Party with a change order containing the Modifications and an estimate of the required adjustments to the estimated Service Fees within ten (10) business days of receiving or delivering such notice (the “Change Order”). The consent of the other Party shall not unreasonably be withheld. The other Party shall respond in writing to such Change Order promptly. If the other Party does not approve such Change Order and has not terminated this Agreement, the relevant Scope and Program in accordance with Section 22, but wants such Program to be modified to take into account the Modification, then Nabi and Biotest shall use commercially reasonable efforts to agree on a Change Order that is mutually acceptable. Biotest shall not commence work with respect to a Change Order unless authorized in writing. Any disagreement between the Parties concerning a Change Order (including, without limitation, the failure of the Parties to agree upon a mutually acceptable Change Order) shall be resolved in accordance with the dispute-resolution procedures set forth in Section 17 hereof.

10. CONFIDENTIAL INFORMATION/LEGAL PROCEEDINGS.

(a) Biotest will not disclose, without Nabi’s written permission, Nabi Confidential Information to any Third Party or use any Nabi Confidential Information for any purpose other than the performance of Programs under this Agreement. Notwithstanding the foregoing, Biotest may disclose Nabi Confidential Information (i) to an Affiliate of Biotest that is under a similar obligation to keep such information confidential; or (ii) to a subcontractor of Biotest that has been pre-approved pursuant to Section 5(a) above and that is under a similar obligation to keep such information confidential. Biotest may also make disclosures of Nabi Confidential Information to the extent required by any law, rule, regulation, order decision, decree, subpoena, applicable stock exchange, exchange regulation or other legal process to be disclosed; provided, that if such disclosure is required by law or applicable regulation, Biotest will make all reasonable efforts to notify Nabi as applicable, promptly prior to any disclosure to permit Nabi to comment on or, if applicable, oppose such disclosure by appropriate legal action at its sole cost and expense and, in any event, will make only such disclosures as are necessary to comply with the applicable order, law or regulation. The foregoing obligations of confidentiality and non-use will not apply with respect to any Nabi Confidential Information that: (i) is or becomes publicly available other than as a result of a breach of this Agreement by Biotest; (ii) is disclosed to Biotest by a Third Party which Biotest reasonably believes is entitled to disclose it without restriction; (iii) is already known to Biotest as shown by its prior written records other than through Nabi; or (iv) is independently developed by Biotest without the use of Nabi Confidential Information, as evidenced by contemporaneous written records.

(b) Nabi will not disclose, without Biotest’s written permission, Biotest Confidential Information to any Third Party or use any Biotest Confidential Information for any purpose other than the performance of Programs under this Agreement. Notwithstanding the foregoing, Nabi may disclose Biotest Confidential Information (i) to an Affiliate of Nabi that is under a similar obligation to keep such information confidential; or (ii) to a subcontractor of Nabi that has been pre-approved by Biotest and that is under a similar obligation to keep such information confidential. Nabi may also make disclosures of Biotest Confidential Information to the extent required by any law, rule, regulation, order decision, decree, subpoena, applicable stock exchange, exchange regulation or other legal process to be disclosed; provided, that if such disclosure is required by law or applicable regulation, Nabi will make all reasonable efforts to notify Biotest as applicable, promptly prior to any disclosure to permit Biotest to comment on or, if applicable, oppose such disclosure by appropriate legal action at its sole cost and expense and, in any event, will make only such disclosures as are necessary to comply with the applicable order, law or regulation. Additionally, if such disclosure is being made in connection with a filing with the Securities Exchange Commission, Nabi will use commercially reasonable efforts to obtain “confidential treatment” for the disclosure and to redact such information as Biotest may reasonably request. The foregoing obligations of confidentiality and non-use will not apply with respect to any Biotest Confidential Information that: (i) is or becomes publicly available other than as a result of a breach of this Agreement by Nabi; (ii) is disclosed to Nabi by a Third Party which Nabi reasonably believes is entitled to disclose it without restriction; (iii) is already known to Nabi as shown by its prior written records other than through Biotest; or (iv) is independently developed by Nabi without the use of Biotest Confidential Information, as evidenced by contemporaneous written records.

(c) Biotest will not transfer any Materials, Drug Product or Drug Substance without Nabi’s written permission to any Third Party unless such transfer is to a pre-approved subcontractor.

(d) If Biotest shall be obliged to provide testimony or records regarding a particular Program in any legal or administrative proceeding, then Nabi shall reimburse Biotest for its reasonable and documented out-of-pocket costs plus a reasonable hourly fee for its employees or representatives at Biotest’s standard commercial rates.

(e) Notwithstanding the provisions of subsection (b) above, Nabi may only disclose standard operating procedures used by Biotest that are directly related to the Process, and the Batch Record to any party manufacturing Drug Substance or Drug Product on Nabi’s behalf, including to a Third Party that needs to know such information to manufacture Drug Substance or Drug Product and that agrees to be bound by the provisions of subsection (b) with respect to such information and further agrees not to use the information for any other purpose.

11. TRANSFER TO SUCCESSOR MANUFACTURER. As soon as reasonably possible, Nabi will provide to Biotest, for Biotest’s review and approval, not to be unreasonably withheld or delayed, a plan for the transition of manufacturing of Products from Biotest to Nabi and/or to one or more Third Parties or Affiliates designated by Nabi, which plan shall include the activities set forth in Sections 11 and 12(d) (the “Transition Plan”). Biotest’s approval of the Transition Plan shall not be unreasonably withheld. Biotest will use commercially reasonable efforts to assist Nabi, at Nabi’s request, in implementing the Transition Plan. In connection with such a transition and subject to agreement on the Transition Plan, in addition to the technology transfer described in Section 12(d), Biotest agrees to transfer to Nabi or its designee, all Drug Substance, Materials, and Product-Dedicated Equipment related to such Product or Products and for which Nabi has made payment to Biotest hereunder, and any relevant Program and Process information related to such Product or Products. Biotest shall provide technical support, share copies of relevant documentation, such as, validation reports and specifications, share technical know-how to the extent related to a Program, and allow a Third Party manufacturer access on reasonable advance notice during regular business hours and in a manner not to interfere unduly with Biotest’s operations to the Facility to the extent reasonably required. Biotest shall be compensated by Nabi for all activities pursuant to this Section 11 in accordance with Section 12(d).

12. INVENTIONS AND PATENTS; TECHNOLOGY TRANSFER.

(a) Biotest shall retain all rights to (i) any manufacturing methods and processes including, without limitation, any production, purification and aseptic filling processes, acquired, discovered or developed by Biotest or its Affiliates prior to the Effective Date (“Biotest IP”), (ii) any inventions, and enhancements, improvements, or modifications made by Biotest to the Biotest IP (but excluding any Product Inventions), and (iii) all scientific, technical, or other information that are generally applicable to the maintenance or operation of a manufacturing facility or operation of a manufacturing business and that are generated by Biotest as a result of performing the activities described in this Agreement (including any enhancements, modifications or improvements thereto) (“Biotest Program Manufacturing Know-How”). Nabi acknowledges that all Biotest IP and Biotest Program Manufacturing Know-How is vested in Biotest and, except as expressly set forth in this Article 12, Nabi shall not have at any time any right, title, license or interest in or to such Biotest IP or Biotest Program Manufacturing Know-How.

(b) Nabi shall retain ownership of all intellectual property provided to Biotest pursuant to Sections 4(a) and (b) of this Agreement, the Process, the Specifications, and shall own all Product Inventions. Biotest hereby irrevocably assigns to Nabi and its assigns, and agrees that it shall cause its employees, independent contractors and Affiliates irrevocably to assign to Nabi and its assigns, all right, title and interest in and to any and all patent, copyright, trade secret and other proprietary rights with respect to Product Inventions except as provided in Section 12(a), as well as any causes of action for the infringement of such proprietary rights. Upon the reasonable request of Nabi, Biotest shall sign and deliver any assignments or other documents and otherwise assist Nabi to obtain, maintain, perfect or enforce any of Nabi’s rights under this Section 12(b).

(c) Biotest hereby grants to Nabi a non-exclusive, worldwide, royalty-free, sublicensable license to use the information contained in any Biotest SOP used by Biotest directly in connection with the Process, for use in the manufacture of the Products.

(d) To the extent requested by Nabi or described in a Scope, Biotest shall provide commercially reasonable technology transfer assistance services to Nabi in the event that Nabi transitions any or all of the services provided hereunder by Biotest to a Third Party manufacturer or to Nabi, including in relation to the materials transfer described in Section 11. Such technology transfer will include, if necessary, a fully paid, perpetual, non-sublicensable, non-exclusive license to use Biotest Program Manufacturing Know-How necessary for the manufacture of Drug Substance. Unless otherwise provided in a Scope, Nabi shall compensate Biotest for these transfer assistance services as follows: (i) services shall be performed on a time and materials basis at Biotest’s cost to provide such services, and (ii) the cost of reasonable Third Party out of pocket expenses incurred by Biotest in performing those services.

13. INDEPENDENT CONTRACTOR.

Biotest shall perform each Program as an independent contractor of Nabi and shall have complete and exclusive control over its Facility, equipment, employees and agents. Nothing in this Agreement or other arrangements for which it is made shall constitute Biotest, or anyone furnished or used by Biotest in the performance of a Program, as an employee, joint venture, partner, or servant of Nabi. Biotest also agrees that it shall not have any rights to receive any employee benefits such as health insurance and accident insurance, sick leave or vacation as are in effect generally for employees of Nabi. Biotest will not enter into any agreements or incur obligations on behalf of Nabi nor commit Nabi in any other manner without prior written consent from a duly authorized officer or representative of Nabi.

14. INSURANCE.

(a) Biotest agrees to maintain standard insurance policies covering the Drug Substance, Materials and Product-Dedicated Equipment while under control and care of Biotest, during the performance of any Program, including general liability insurance in the amount of Two Million Dollars (US $2,000,000) per occurrence and Five Million Dollars (US $5,000,000) in the aggregate. Nabi agrees to maintain (i) general liability insurance in the amount of Two Million Dollars (US $2,000,000) per occurrence and Five Million Dollars (US $5,000,000) in the aggregate and (ii) clinical trial insurance in the amount of Five Million Dollars

(US $5,000,000) per occurrence and Five Million Dollars (US $5,000,000) in the aggregate covering the Drug Substance or any harm caused by the Drug Substance. Upon the commencement of the commercial manufacturing or supply of the Drug Substance, Nabi will have the appropriate levels of insurance which are customary to cover the Drug Substance and Drug Product or any harms caused by the Drug Substance and Drug Product; provided that in no event will such insurance levels be less than Two Million Dollars (US $2,000,000) per occurrence and Ten Million Dollars (US $10,000,000) in the aggregate. Each party agrees to provide evidence reasonably satisfactory to the other party of compliance with the requirements of this Section 14(a) at the request of such other party.

(b) Prior to the delivery of the Drug Substance under Section 15(a) below, Biotest shall bear the risk of loss for the alteration, destruction or contamination of the Drug Substance (a “Destruction”) due to Biotest’s (i) failure to follow the written instructions provided by Nabi and consistent with this Agreement, including, but not limited to, the Scope and Specifications, (ii) failure to follow Biotest’s SOPs, or (iii) Biotest’s gross negligence or intentional misconduct (each, a “Biotest Failure”) unless and to the extent that Nabi’s gross negligence or intentional misconduct caused the Destruction. If the Drug Substance is lost due to any reason other than a Biotest Failure, then Nabi shall bear the risk of loss therefore.

15. SHIPPING; RISK OF LOSS; INSPECTION.

(a) Biotest shall package for shipment Drug Substance, samples or other Materials in accordance with Nabi’s written instructions and at Nabi’s expense, including the procurement of reasonable insurance. Biotest shall not knowingly ship any Drug Substance, samples or other Materials that do not conform to the applicable Specifications. Delivery of Drug Substance, samples or other materials by Biotest will be F.C.A. (Incoterms 2000) the Facility and Nabi shall bear all packaging, shipping and insurance charges. Subject to the provisions of Section 14(b) above, title and risk of loss shall transfer to Nabi on transfer to carrier at the Facility.

(b) Each shipment of Drug Substance shall be accompanied by quality assurance documents as required under the Quality Agreement, including a Certificate of Analysis and/or Material Safety Data Sheet, if applicable, attesting to the compliance of each Batch with Specifications for each of the Drug Substance as set forth in the relevant Scope. Nabi shall carry out appropriate visual inspection of the shipment, as well as any other analysis which Nabi may deem appropriate or necessary, upon receipt. Should it occur that any of the Drug Substance, or corresponding samples do not meet the stated Specifications, Nabi shall, as soon as possible and in any case within sixty (60) days after receipt of shipment, give notice in writing to Biotest specifying in detail the claimed non-conforming characteristics of the shipment. In the absence of Nabi’s notification within the said term, Nabi shall be deemed to have accepted such Drug Substance, or samples. Should Biotest agree that such Drug Substance does not meet the approved Specifications or it is determined that the Specifications are not met under the last sentence of this subsection (b), Biotest shall replace, at its own cost, such Drug Substance and shall use commercially reasonable efforts to make replacement Drug Substance as soon as practicable (i.e., Biotest shall use its reasonable commercial efforts to promptly reschedule production of Drug Substance for

Nabi in the soonest available manufacturing slot, including rescheduling its own production, when all materials necessary for manufacture of Drug Substance are available). Should Biotest not be in agreement with Nabi’s claim of defect, a sample of the alleged defective Drug Substance shall be submitted to an agreed upon independent laboratory and the decision of such laboratory shall be final and binding for both Biotest and Nabi and the corresponding expense will be paid by the party found to be in error.

(c) Biotest shall retain representative samples of Drug Substance solely for record keeping, testing and regulatory purposes, unless additional sampling is specifically requested by Nabi.

16. DEFAULT.

(a) If Biotest is in default of its obligations under this Agreement or any Scope, then Nabi shall promptly notify Biotest in writing of any such default. Biotest shall have a period of thirty (30) days from the date of receipt of such notice within which to cure such default, or if the default is not capable of being cured within such thirty (30) day period, then Biotest shall have commenced actions to cure the default within such period and shall have an additional sixty (60) days to cure the default. If, however, the default renders a Production Run unusable, then Biotest shall, at Nabi’s option, either (1) repeat the relevant Production Run at Biotest’s sole cost as soon as reasonably practicable or (2) refund any Service Fees paid by Nabi for that particular Production Run. If Biotest shall fail to cure such default within the specified cure period, and such default constitutes a material default under this Agreement, then the particular Scope and/or this Agreement shall, at Nabi’s option, immediately terminate without payment of any amounts pursuant to Section 22.

(b) If Nabi is in default of its material obligations under this Agreement or any Scope, Biotest shall promptly notify Nabi in writing of any such default. Nabi shall have a period of thirty (30) days from the date of receipt of such notice within which to cure such default; provided, that, if Nabi fails to cure such breach within the specified cure period, then the particular Scope and/or this Agreement shall, at Biotest’s option, immediately terminate. Notwithstanding the cure period specified in the preceding sentence, if Nabi fails to make any payment to Biotest within thirty (30) days of the end of the time period specified in a Scope, Biotest may, in its discretion, suspend performance of the relevant Program until Biotest receives such outstanding payment.

17. DISPUTE RESOLUTION.

(a) In the event of any dispute, controversy or Action arising out of or relating to this Agreement, a Scope or a Program, then senior executives of Nabi and Biotest shall meet (in person or telephonically) as promptly as practicable after notice of such dispute, controversy or Action (but in no event more than seven (7) business days after) to resolve in good faith such dispute.

(b) If Nabi and Biotest are unable to satisfactorily resolve such dispute, controversy or Action, then such dispute, controversy or Action shall be settled by binding arbitration, before three (3) arbitrators, which shall be the sole and exclusive procedure for the resolution of any such dispute, controversy or Action. Within ten (10) calendar days after receipt of a notice of intention to arbitrate sent by one Party, each of Nabi and Biotest shall designate in writing one (1) arbitrator to resolve the dispute, which two (2) arbitrators shall, in turn, jointly select a third arbitrator within twenty (20) calendar days of their designation, failing which, the third arbitrator shall be appointed by the American Arbitration Association (the “AAA”) in accordance with the Commercial Arbitration Rules of the AAA. The arbitrators so designated (i) shall each be experienced in commercial and business affairs and specifically have expertise with businesses of types similar to that described in this Agreement, (ii) shall not be employees, consultants, officers or directors of any Party or any Affiliate of any Party, and (iii) shall not have received any compensation, directly or indirectly, from any Party or any Affiliate of any Party during the two (2) year period preceding the date of designation. The arbitration proceedings shall be governed by the Commercial Rules of the AAA but need not be administered by that organization. The Parties hereto shall request the arbitrators to use their best efforts to rule on each disputed issue within thirty (30) calendar days after the completion of the hearings; provided, however, that the failure of the arbitrators to so rule during such period shall not affect or impair the validity of any arbitration award. The determination of the arbitrators as to the resolution of any dispute shall be final, binding and conclusive upon all Parties hereto. All rulings of the arbitrators shall be in writing, with the reasons for the ruling given, and shall be delivered to the Parties hereto. Each Party shall pay the fees of its respective designated arbitrator and its own costs and expenses of the arbitration and the fees of the third arbitrator shall be paid fifty percent (50%) by each of Nabi and Biotest; provided, that the arbitrators shall have the discretion to equitably allocate all fees and expenses of the arbitration (both of the arbitrators and the Parties themselves) based on the nature and outcome of the dispute. The place of the arbitration shall be New York, New York. Any arbitration award may be entered in and enforced by any court having jurisdiction thereof and the Parties hereby consent and submit to the jurisdiction of the courts of any competent jurisdiction for purposes of the enforcement of any arbitration award. The Parties agree that after a clear and specific factual finding has been made with respect to a particular factual matter by the arbitrators pursuant to this Section 17(b), such clear and specific factual finding shall be deemed to have been finally determined by the Parties for all purposes under this Agreement and, thereafter, no Party shall have the right to seek any contrary determination in connection with any later arbitration proceeding.

18. INDEMNIFICATION; LIMITATION OF LIABILITY.

(a) Indemnification by Biotest. Biotest shall indemnify and defend Nabi, its Affiliates and each of their respective officers, directors, employees, stockholders, agents, Representatives, successors and permitted assigns (“Nabi Indemnitees”) against, and agrees to hold them harmless from, any Losses sustained or incurred, to the extent arising from, in connection with, or otherwise with respect to (i) Biotest’s breach of any of the representations, warranties or covenants (including failure to perform a Program in accordance with the Specifications) contained in this Agreement or a Scope, except to the extent such breach was caused by a breach by Nabi or its Affiliates of their respective representations, warranties or covenants contained in the Asset Purchase Agreement or any Other Agreements (as defined in the Asset Purchase Agreement), (ii) the gross negligence or intentional misconduct of Biotest in the performance of its obligations under this Agreement or a Scope related to a Program, or (iii) the infringement by Biotest, to the extent arising from Biotest Program Manufacturing Know How or Biotest IP, of any patents or other intellectual property rights vested in any Third Party; provided, that, if such Losses arise in whole or in part from any circumstance for which Nabi is required to indemnify any Biotest Indemnitee pursuant to Section 18(b) below, then the amount of the Losses payable by Biotest pursuant to this Section 18 shall be reduced by an amount in proportion to the percentage of Nabi’s responsibilities for such Losses, as determined in accordance with Section 17 or in a binding settlement between the Parties.

(b) Indemnification by Nabi. Nabi shall indemnify and defend Biotest, its Affiliates and each of their respective officers, directors, employees, stockholders, agents, Representatives, successors and permitted assigns (“Biotest Indemnitees”) against, and agrees to hold them harmless from, any Losses sustained or incurred, to the extent arising from, in connection with, or otherwise with respect to (i) personal injury or property damage to a participant in a Program, any employee of the Biotest Indemnitee or any Third Party directly or indirectly caused by the Process, Drug Product, Drug Substance or a Program; (ii) the harmful or otherwise unsafe effect of the Process, Drug Product, Drug Substance or a Program, including, without limitation, a Claim based upon Nabi’s or any other person’s use, consumption, sale, distribution, promotion, marketing or use of any substance, including a Drug Substance or a Drug Product; (iii) the gross negligence or intentional misconduct of Nabi in the performance of its obligations under this Agreement or a Scope related to a Program; (iv) Nabi’s breach of any of the representations, warranties or covenants contained in this Agreement or a Scope; provided, that, if such Losses arise in whole or in part from any circumstance for which Biotest is required to indemnify any Nabi Indemnitee pursuant to Section 18(a) above, then the amount of the Losses payable by Nabi pursuant to this Section 18 shall be reduced by an amount in proportion to the percentage of Biotest’s responsibilities for such Losses, as determined in accordance with Section 17 or in a binding settlement between the Parties.

(c) Procedures.

(i) In order for any Nabi Indemnitee or Biotest Indemnitee (each, an “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Claim made by any Person against the Indemnified Party (a “Third-Party Claim”), such Indemnified Party must notify the Party which may be required to indemnify the Indemnified Party therefor (the “Indemnifying Party”) in writing (and in reasonable detail) of the Third-Party Claim within fifteen (15) Business Days after receipt by such Indemnified Party of notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice).

Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim.

(ii) If a Third-Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party. Should the Indemnifying Party so elect to assume the defense of a Third-Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third-Party Claim as provided above). If the Indemnifying Party chooses to defend or prosecute a Third-Party Claim, all the Indemnified Parties shall reasonably cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld). If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third-Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third-Party Claim, which releases the Indemnified Party completely in connection with such Third-Party Claim and that would not otherwise adversely affect the Indemnified Party.

(iii) Notwithstanding Section 18(c)(2), the Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim if any of the following conditions are not satisfied:

(A) the Indemnifying Party shall acknowledge in writing that it shall be fully responsible for all Losses relating to such proceeding;

(B) the Indemnifying Party must diligently defend such proceeding;

(C) the Indemnifying Party must furnish the Indemnified Party with evidence reasonably satisfactory to the Indemnified Party that the financial resources of the Indemnifying Party, in the Indemnified Party’s reasonable judgment, are and will be sufficient (when considering Losses in respect of all other outstanding claims) to satisfy any Losses relating to such proceeding;

(D) such proceeding shall not involve criminal actions or allegations of criminal conduct by the Indemnifying Party, and shall not involve claims for specific performance or other equitable relief; and

(E) there does not exist, in the Indemnified Party’s good faith judgment based on the advice of outside legal counsel, a conflict of interest which, under applicable principles of legal ethics, would reasonably be expected to prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such proceeding.

(iv) In the event any Indemnified Party should have a claim against any Indemnifying Party under Section 18(a) or Section 18(b) that does not involve a Third-Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under Section 18(a) or Section 18(b), except to the extent that the Indemnifying Party demonstrates that it has been actually and materially prejudiced by such failure. If the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved through arbitration proceedings (and not by litigation) consistent with Section 17(b).

(d) Calculation of Losses.

(i) Subject to Section 18(d)(ii), the amount of any Losses for which indemnification is provided under Section 18(a) or Section 18(b) shall be (A) increased to take account of any net tax cost incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder (grossed up for such increase), and (B) reduced to take account of any net tax benefit immediately realized by the Indemnified Party in cash arising from the incurrence or payment of any such Losses. In computing the amount of any such tax cost or tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss deduction or credit before recognizing any item arising from the receipt of any indemnity payment under Section 18(a) or Section 19(b) or the incurrence or payment of any indemnified Losses.

(ii) The amount of Losses recoverable by an Indemnified Party under Section 18(a) or Section 18(b) shall be reduced by the amount of any payment received from an insurance carrier or other third-party indemnitor by such Indemnified Party (or an Affiliate thereof) with respect to the Losses to which such claim for indemnification relates, net of the cost of collection and any increase in insurance cost resulting from such recovery. If an Indemnified Party (or an Affiliate) receives any insurance payment in connection with any claim for Losses for which it has already received an indemnification or other third-party indemnity payment from the Indemnifying Party, it shall pay to the Indemnifying Party (as defined below), within thirty (30) days of receiving such insurance payment, an amount equal to the excess of (A) the amount previously received by the Indemnified Party under Section 18(a) or Section 18(b), as applicable, with respect to such claim plus the amount of the insurance payments directly related to such claim received by the Indemnified Party, over (B) the amount of Losses with respect to such claim which the Indemnified Party has become entitled to receive under Section 18(a) or Section 18(b), as applicable.

(e) Limitations on Consequential Damages.

(i) Consequential Damages Waiver. EXCEPT TO THE EXTENT RESULTING FROM A BREACH OF SECTION 10 UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR INCIDENTAL, INDIRECT, CONSEQUENTIAL OR SPECIAL DAMAGES ARISING IN CONNECTION WITH THIS AGREEMENT, A SCOPE OR ANY DOCUMENTS OR APPENDICES RELATED THERETO.

(ii) For purposes of the limitations set forth in Section 18(d)(i) above, direct damages shall be deemed to include all Third Party damages, including consequential or incidental damages, for which the arbitrators, in accordance with Section 17 or a court of law or other governing tribunal or agency, determines a party to be responsible and/or liable.

(iii) Nabi and Biotest shall reasonably cooperate with each other in resolving any claim or liability with respect to which one Party is obligated to indemnify the other under this Agreement, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability.

19. REPRESENTATIONS, WARRANTIES AND COVENANTS.

(a) Nabi hereby represents and warrants to Biotest that Nabi has legal title and/or a valid license to the Products, Drug Product and Drug Substance (with rights to allow Biotest to perform the services hereunder) and that Biotest’s performance of a Program (including its use of the Process) will not violate or infringe on the patents, industrial property rights, trade secrets, trademarks, tradenames, servicemarks, copyrights or any other intellectual property rights of any Third Party. Nabi further represents and warrants that prior to the commencement of any Program under this Agreement it shall be entitled to supply Nabi Confidential Information to Biotest.

(b) To the best of Nabi’s knowledge, it hereby represents and warrants to Biotest that the Drug Substance and Drug Product are and will be in compliance with all federal, state and local laws and regulations required for use, distribution and testing of such materials and that such materials pose no environmental risk.

(c) To the best of Nabi’s knowledge, it hereby represents to Biotest that any technical or regulatory information or documentation supplied by Nabi or on its behalf to Biotest (including, but not limited to, process details, analytical methods, Specifications, development reports, technology transfer documents, plans, engineering documents and other documents) and required for execution of a Program is accurate and suitable for its intended use in all material respects.

(d) Each Party hereby represents and warrants to the other Party that it has full power and authority to enter into, deliver and perform its obligations under this Agreement, and it has taken all action required to authorize the execution and delivery of this Agreement and to consummate the transactions contemplated hereby, and the person signing this Agreement on behalf of such Party has been duly authorized to act on behalf of and to bind such Party.

(e) Biotest warrants and represents that (i) each Program will be performed in accordance with Nabi’s past practice, as and to the extent disclosed to Biotest, (ii) it will use all commercially reasonable efforts to achieve the estimated deadlines for a Program, and (iii) after applicable regulatory approval of the Process and the Drug Product, Biotest will not knowingly ship Drug Substance to Nabi that is considered to be adulterated or misbranded, within the meaning of the U.S. Food, Drug & Cosmetics Act, or any comparable U.S. laws, rules or regulations as a result of any act or omission of Biotest, unless Nabi has authorized Biotest in writing to do so.

(f) BIOTEST MAKES NO EXPRESS OR IMPLIED WARRANTY AS TO ANY PROGRAM, PROCESS, ANY PRODUCT, DRUG SUBSTANCE, DRUG PRODUCT, ANY OTHER PRODUCTS OR SERVICES OR ANY OTHER ACTIVITIES OF BIOTEST HEREUNDER, INCLUDING ANY WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND DISCLAIMS ALL SUCH WARRANTIES, EXPRESS OR IMPLIED, EXCEPT TO THE EXTENT EXPRESSLY SET FORTH HEREIN.

(g) Biotest warrants and represents that (i) it has never been and is not currently, a Debarred Entity and (ii) to the best of its knowledge no Debarred Entity or Debarred Individual, including any subcontractors or third parties, will perform any services hereunder on Nabi’s behalf. In the event that Biotest becomes aware of FDA investigations of, or debarment proceedings against, Biotest or any Person performing a Program, Biotest will immediately notify Nabi of any such circumstances during the term of this Agreement.

(h) Each Party represents and warrants that all activities conducted pursuant to this Agreement shall be in compliance with all applicable laws in the United States.

20. FORCE MAJEURE.

Either Party shall be excused from performing its respective obligations under this Agreement or any Scope if its performance is delayed or prevented by any event beyond such Party’s reasonable control, including, but not limited to, acts of God, fire, explosion, weather, disease, war, terrorism, insurrection, civil strife, riots, government action, power failure, inability to obtain raw materials, or the other Party’s or its Affiliates’ failure to perform its respective obligations under Asset Purchase Agreement or any Other Agreement, provided that such performance shall be excused only to the extent of and during such disability. Any time specified for completion of performance under a Scope falling due during or subsequent to the occurrence of any or such events shall be automatically extended for a period of time reasonably necessary to recover from such disability. Biotest will promptly notify Nabi if, by reason of any of the events referred to herein, Biotest is unable to meet any such time for performance specified in a Scope and will, upon written request from Nabi, but at Nabi’s sole cost and expense, repeat that part of the applicable Program affected by the disability. If the event of force majeure continues for a period greater than ninety (90) days, then the unaffected Party may terminate this Agreement immediately by notice in writing to the affected Party.

21. USE OF NAMES.

Subject to the prior approval of the other Party (such approval not to be unreasonably withheld), each Party shall be permitted to use the name and logo of the other Party in the “promotion of its business.” The promotion of a Party’s business means use in (i) sales and marketing materials, (ii) web sites, and (iii) other customary promotional business uses agreed to by the Parties. Without the consent of the other Party, such usage shall be limited to general factual statements concerning the relationship between Biotest and Nabi, including, without limitation, that Biotest and Nabi have entered into an agreement for the provision of manufacturing services to Nabi but shall not include any financial terms.

22. TERM; TERMINATION.

(a) Unless earlier terminated in accordance with the other provisions of this Agreement, this Agreement shall commence on the Effective Date and shall continue in full force and effect until December 31, 2009. Nabi may, for any reason and at any time, terminate a Program and its related Scope or any purchase order(s) submitted under a particular Scope (without terminating the entire Agreement) prior to completion of that Program, by providing Biotest written notice of termination of such Program (a “Termination Notice”) and then paying the following amounts on account of the termination, unless specifically stated otherwise in a Scope:

(i) documented costs related to the Binding Portions of the terminated Program/Scope (or related purchase order(s)) that would have otherwise been payable as Service Fees in accordance with Article 8 (e.g., personnel and facilities costs) if the Program/Scope or purchase order had been completed and that have either been (A) incurred prior to delivery of the Termination Notice or (B) committed or are otherwise non-cancelable, except in the case of (B) to the extent such costs are recovered through Biotest’s use of the manufacturing capacity that had otherwise been committed to such Program/Scope to manufacture other products; and

(ii) to the extent not previously paid, any previously invoiced Service Fees related to the terminated Program or purchase order(s).

(b) The fees and expenses described in this Section 22 shall not be payable with respect to any Scope terminated by Nabi due to a force majeure event in excess of ninety (90) days (as described in Section 20) or for Biotest’s breach or insolvency.

(c) Notwithstanding anything to the contrary contained in this Agreement, Nabi may terminate this Agreement at any time, with or without cause, effective upon written notice to Biotest of not less than thirty (30) days. If Nabi terminates this Agreement pursuant to the foregoing sentence, Nabi shall only be liable for payment of the applicable costs and Service Fees incurred, as specified in the provisions of subsection (a) above.

(d) Either Party shall have the right to immediately terminate this Agreement, effective upon written notice of such termination, in the event that: (i) voluntary or involuntary proceedings by or against the other party are instituted in bankruptcy under any insolvency law, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, (ii) a receiver or custodian is appointed for the other Party, (iii) proceedings are instituted by or against the other Party for corporate reorganization or dissolution of such Party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, (iv) the other Party makes an assignment for the benefit of creditors, or (v) substantially all of the assets of the other party are seized or attached and not released within sixty (60) days thereafter.

(e) The termination of this Agreement for any reason shall not relieve either Party of its obligation to the other Party for obligations in respect of (i) compensation for services performed (Sections 8, 9 and 22 and pursuant to any effective Scope) (ii) confidentiality and non-use of information (Section 10), (iii) work product (Section 11), (iv) inventions and patents (Section 12), (v) insurance (Section 14), (vi) indemnification (Section 18), and (vii) consents for advertising purposes and publications (Section 23).

23. MISCELLANEOUS.

(a) Assignment; Binding Effect. This Agreement and any Scope entered into hereunder shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided, however, that neither Party may sell, transfer, assign, license, sublicense, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the other Party, which consent may be granted, withheld or conditioned at such other Party’s sole and absolute discretion; provided, further, that any permitted assignment shall protect the non-assigning Party’s rights under this Agreement. Notwithstanding the foregoing, either Party may, without such consent, assign this Agreement or any Scope entered into hereunder (i) in connection with the transfer or sale of all or substantially all of the assets of such Party or, in the case of Nabi, its rights to the Drug Substance, the Products, or the Drug Product; (ii) in the event of the merger or consolidation of a Party hereto with another company, except in the case of a merger or consolidation of Biotest with a competitor of Nabi; (iii) to any Affiliate of the assigning Party. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement and any existing Scopes, provided however that if Nabi assigns this Agreement or a Scope to an Affiliate, Nabi shall continue to remain obligated under this Agreement. For the purposes of this Section 23, a competitor of Nabi refers to any Third Party with research or development programs or marketable products that target nicotine addiction or treatment/prevention of Staphylococcus aureus infections.

(b) No Third-Party Beneficiaries. Except as otherwise set forth under Section 18, this Agreement is solely for the benefit of the Parties hereto and their respective Affiliates and no provision of this Agreement shall be deemed to confer upon any Person, other than the Parties, the Nabi Indemnitees and the Biotest Indemnitees any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

(c) Notice. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when received, if delivered personally, (ii) when transmitted by facsimile (with confirmation of transmission), (iii) upon receipt, if sent by registered or certified mail (postage prepaid, return receipt requested), and (iv) the day after it is sent if sent for next-day delivery to a domestic address by overnight mail or courier, to the Parties at the following addresses:

If to Nabi:

Nabi Biopharmaceuticals

12276 Wilkins Avenue

Rockville, MD 20852

Attention:	General Counsel
Facsimile:	301.770.3099

with a copy (which shall not constitute notice) sent concurrently to:

Hogan & Hartson L.L.P.

Columbia Square

555 Thirteenth Street, NW

Washington, DC 20004

Attention:	Michael C. Williams
Facsimile:	202.637.5910

If to Biotest:

Biotest Pharmaceuticals Corporation

5800 Park of Commerce Blvd., N.W.

Boca Raton, Florida 33487

Attention:	Michael Ramroth
Facsimile:	+49 6103 801 347

with a copy (which shall not constitute notice) sent concurrently to:

Biotest AG

Landsteinerstr. 5

63303 Dreieich

Germany

Attention:	Michael Ramroth
Facsimile:	+49 6103 801 347

provided, however, that if any Party shall have designated a different address by notice to the others, then to the last address so designated.

(d) Choice of Law. This Agreement, any Scopes entered into hereunder, and all matters arising directly or indirectly hereunder (including any Claim or controversy arising out of or relating to this Agreement), shall be governed by the law of the State of New York without regard to conflict of law principles that would result in the application of any law other than the laws of the State of New York.

(e) Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

(f) Waiver. The failure of any Party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof.

(g) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy such determination shall not affect the enforceability of any others or the remainder of this Agreement.

(h) Entire Agreement. This Agreement (and any Appendices attached hereto) contains the entire agreement of the Parties hereto with respect to the performance of any Program by Biotest for Nabi, superseding all negotiations, prior discussions and preliminary agreements made prior to the date hereof. This Agreement shall take precedence over all terms, conditions and provisions on any purchase order form or form of order acknowledgment or other document purporting to address the same subject matter (other than a Scope), made after the date hereof, except that if there is any conflict between the terms of this Agreement and the Quality Agreement, the Quality Agreement shall govern.

(i) Modification; Counterparts. This Agreement and any Scope may not be waived, released, discharged, changed, amended, supplemented or otherwise modified except by an instrument in writing signed by all the Parties hereto, which instrument shall make specific reference to this Agreement and any Scope and shall express the plan or intention to modify same. This Agreement may be executed manually or by facsimile by the Parties, in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement, along with any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other means of electronic transmission, shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

(j) Forms. The Parties recognize that, during the Term, a purchase order, acknowledgement form or similar routine document other than a Scope (collectively, “Forms”) may be used to implement or administer provisions of this Agreement. Therefore, the Parties agree that the terms of this Agreement will prevail in the event of any conflict between this Agreement and the printed provision of such Forms, or typed provisions of such Forms that add to, vary, modify or are at conflict with the provisions of this Agreement with respect to any Product or Drug Substance sold hereunder.

(k) Guarantee. Biotest AG hereby irrevocably and unconditionally guaranties and promises to pay, upon Nabi’s demand following payment default of Biotest, in lawful money of the United States of America, any and all payment obligations of Biotest from time to time owed to Nabi under this Agreement, subject to any applicable cure period. Notwithstanding the foregoing, Biotest AG’s aggregate liability pursuant to this guarantee shall not exceed Three Million Dollars ($3,000,000). Separate action or actions may be brought and prosecuted against Biotest AG, whether or not any action is brought or prosecuted against Biotest or whether Biotest is joined in any such action or actions. Biotest AG further agrees that if Biotest shall fail to fulfill any of its obligations under this Agreement, Biotest AG will provide money damages, as a principal obligor, and not as a surety. This is a continuing guaranty of the payment obligations and may not be revoked and shall not otherwise terminate unless and until the payment obligations have been indefeasibly paid and performed in full. Biotest AG represents and warrants that it will personally receive a substantial economic benefit from the transactions giving rise to the obligations of Biotest under this Agreement. Biotest acknowledges that Nabi would not execute this Agreement and related agreements if it did not receive this guaranty.

[Signature Page Follows]

* * * * *

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

NABI BIOPHARMACEUTICALS

By:	/s/ Leslie Hudson
Name:	Leslie Hudson, Ph.D.
Title:	President and Chief Executive Officer

BIOTEST PHARMACEUTICALS CORPORATION

By:	/s/ Michael Ramroth
Name:	Dr. Michael Ramroth
Title:	President

BIOTEST AG

By:	/s/ Gregor Schulz
Name:	Dr. Gregor Schulz
Title:	Chief Executive Officer

By:	/s/ Michael Ramroth
Name:	Dr. Michael Ramroth
Title:	Chief Financial Officer